Exhibit 10.7

Execution Copy

Pursuant to Item 601(B)(10) of Regulation S-K, certain portions of this exhibit have been redacted and, where applicable, have been marked “[***],” such redactions are immaterial and would be competitively harmful if publicly disclosed.

EXCLUSIVE PATENT LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of the 15th of December, 2017 (“Effective Date”), by and among BiomX Ltd., a Israeli corporation, having its principal place of business at 2 Ilan Ramon St. Ness Tziona, Israel (the “Company”), Keio University, a university duly organized and existing under the laws of Japan, having its principal address at 2-15-45 Mita, Minato-ku, Tokyo 108-8345, Japan (the “University”), and JSR Corporation, a company duly organized and existing under the laws of Japan, having its principal place of business at 1-9-2, Higashi-Shimbashi, Minato-ku, Tokyo, 105-8640, Japan (“JSR”), each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the University, by virtue of its role as an educational institution, carries out scientific research through its faculty, staff and students, and is committed to bringing the results of that research into widespread use;

WHEREAS, the University is the owner, by assignment from inventors, of valuable invention(s) entitled [***] (the “Technology”);

WHEREAS, JSR has been granted by the University the exclusive license, with the right to sublicense, to use of the Technology;

WHEREAS, University, Yeda Research and Development Company Ltd. (the technology commercialization subsidiary of the Weizmann Institute of Science, “Yeda”) and Company are joint owners of an invention entitled [***] developed using the Technology, and have filed a patent application with respect to such invention;

WHEREAS, the Company has represented to the University and JSR, to induce the University and JSR to enter into this Agreement, that the Company is dedicated to using commercially reasonable efforts (alone and/or through sublicensees) to develop, produce, manufacture, market, and sell Products (as later defined herein) and that it shall commit itself to a diligent program of exploiting the Patent Rights (as later defined herein) with respect to Products so that public utilization shall result therefrom; and

WHEREAS, the Company desires to be granted a license under the corresponding Patent Rights and an exclusive license under University’s interest in the Joint Patent Rights (as defined below) within the License Field (as later defined herein).

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1 “Affiliate” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a Party. For the purposes of this definition, the term “control” means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 “Commercially Reasonable Efforts” shall mean the efforts and resources comparable to those undertaken by a biopharmaceutical or biotechnology company of comparable size and resources as the Company relating to the development or commercialization of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and at a similar stage in its lifecycle. All relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Approval labeling, the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity), and the cost and time required for and likelihood of obtaining Regulatory Approval, but excluding from such consideration the obligation of the Company to make payments requirement to be made by the Company to JSR under this Agreement.

1.3 “Commencement” shall mean, with respect to a clinical trial, the first dosing of a patient with a Product in such clinical trial.

1.4 “Confidential Information” shall have the meaning set forth in Appendix A.

1.5 “Cover,” “Covering” or “Covered” means, with respect to a product, technology, process or method, that, but for a license granted to a person under a Valid Claim of any patent under which such license is granted, the development, manufacture, commercialization and/or other use of such product or the practice of such technology, process or method, by such person would infringe such Valid Claim.

1.6 “Covered Molecule” means any Phage-Based Molecule that (a) cannot be manufactured, used, leased, or sold, in whole or in part, without infringing at least one then current Valid Claim of the Patent Rights and/or Joint Patent Rights and/or (b) is developed through the use of Materials transferred to Company by University or JSR, provided that such Materials are not available from other sources at the time of such transfer.

1.7 “Distributor” shall mean any third-party entity to whom the Company, an Affiliate of Company or a Sublicensee has granted, express or implied, the right to distribute any Product pursuant to Section 2.1(c)(ii).

1.8 “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product other than Excluded Transfers as defined in Section 1.16(d).

1.9 “Joint Invention” shall mean any patentable invention (i) for which (a) at least one inventor is an employee or a researcher of University and/or JSR and (b) at least one inventor is an employee of the Company or (ii) obtained from the use of the Materials delivered or transferred by the University or JSR to the Company, provided that such Materials are not available from other sources at the time of such use. The Parties should take reasonable methods and/or actions to prevent any person, other than a Personnel of a Party (“Third Person”) from being as an inventor of Joint Invention. For the avoidance of doubt, JSR and University understand that Professors Rotem Sorek and Eran Elinav of the Weizmann Institute of Science who are founders of the Company (the “WIS Founders”) consult the Company and may be inventors on Joint Inventions. In such case, the inventorship interests of the WIS Founders would be owned by Yeda and licensed to the Company in accordance with the Company’s agreement with Yeda. In case any Third Person, including the WIS Founders, is an inventor of the Joint Invention either because of the consulting of the WIS Founders or under some unavoidable situation, the Party who initiated the communication with a third party to which a Third Person belongs (“Responsible Party”) should cause such third party to accept all obligations with respect to the Joint Invention and/or Joint Patent Rights the Responsible Party owes hereunder as if such third party is the Responsible Party or in case of WIS Founders to have Yeda sign a letter agreement in a form substantially similar to the one attached hereto as Appendix B (if a Third Person does not belong to any entity, this sentence shall be read to replace “such third party” with “Third Person”). In addition if other Parties than the Responsible Party request the document to demonstrate such third party’s acceptance of the obligations hereunder, the Responsible Party shall submit such document satisfactory to other Parties without delay. “Personnel” of a Party means an employee, other researcher, consultant or contractor of a Party who is required to assign all of his/her/its rights in the Joint Invention to such Party.

1.10 “Joint Patent Rights” shall mean: (i) [***] (including any PCT and/or U.S. utility application claiming priority to such application) and the resulting patents; (ii) any foreign counterparts of the foregoing; (iii) any divisionals, continuations, continuation-in-part applications, continued prosecution applications, or any other application claiming priority to one or more of the patents applications and the resulting patents described in this Section 1.10 (i) or (ii); (iv) any patent or patent application claiming a Joint Invention; (v) any patents resulting from reissues, reexaminations, extensions, or restorations (and their relevant international equivalents) of any of the patent applications or patents described in this Section 1.10 (i), (ii), (iii) or (iv) .

1.11 “License Field” shall mean any therapeutic, wellness, nutritional and/or preventive use for humans and/or animals. For the avoidance of doubt, the field of diagnostic methods to identify the strains or to identify target indications is not included in the License Field.

1.12 “License Territory” shall mean anywhere in the world.

1.13 “Material Breach” shall mean a breach of this Agreement that is so dominant or pervasive so as to frustrate the purpose of the undertaking of this Agreement, which shall be evaluated based on: (a) the extent to which the non-breaching party will be deprived of the benefit which it reasonably expected from this Agreement; (b) the extent to which the non-breaching party can be adequately compensated for the part of the benefit of which it will be deprived due to such breach; (c) the extent to which the breaching party will suffer forfeiture; (d) the likelihood that the breaching party will cure its failure, taking account of all the circumstances including any reasonable assurances; and (e) the extent to which the behavior of the breaching party comports with standards of good faith and fair dealing.

1.14 “Materials” shall mean [***], which are owned by University and were provided by University to Company under the MTA prior to the Effective Date and are listed in Schedule A of Appendix C. In addition, during the [***] following the Effective Date, upon request from the Company, University will provide information of [***]. Such information shall include [***]. If Company informs University in writing that it wishes to include any such strain as Materials under this Agreement, such strain shall be added to Appendix C and shall be deemed added to this definition and University or JSR shall provide such strain to Company under the same terms of the MTA.

1.15 “MTA” means the material transfer agreement between Keio and the Company made and entered as of October 1st, 2016.

1.16 “Net Sales” shall be calculated as set forth in this Section 1.16.

(a)	Subject to the conditions set forth below, “Net Sales” shall mean:

(i)	the gross amount invoiced, or if no invoice is issued, the amount received, for any Sale of any Product by the Company or any Affiliates (a “Selling Person”), to a non-Affiliate of the Selling Person,

(ii)	less the following deductions, in each case to the extent specifically related to the Product and taken by or granted by the Selling Person or otherwise paid by the Selling Person:

A.	trade, cash, promotional and quantity discounts;

B.	taxes on gross sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price;

C.	freight, transit insurance and other transportation that are invoiced in a manner that clearly specifies the charges applicable to the applicable Product(s);

D.	amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price reductions;

E.	charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including wholesalers and chain and pharmacy buying groups; and

F.	customs duties actually paid by the Selling Person,

(iii)	and only when i) the Product contains an API (active pharmaceutical ingredient) other than Covered Molecule(s) and ii) the procurement cost of such single API exceeds 30 (thirty) percent of cost of goods for the Product, also less the deduction of such API’s procurement cost.

(b)	Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product between or among the Company and any Affiliate of Company.

(c)	No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)	The Company may accept any non-cash consideration for any Product only if (a) such transaction is with a non-Affiliate and (b) Net Sales relating to such transaction are calculated based on the cash amount charged to an independent third party for the Product during the same Reporting Period or, in the absence of such transaction, on the fair market value of the Product. Products provided by the Company and Affiliates free of charge or at cost, solely for research purposes, or solely for administration to patients enrolled in clinical trials, or distributed through a not-for-profit foundation at no charge to patients, or as free samples to promote additional Net Sales or for test marketing purposes, in amounts consistent with normal business practices of Company or its Affiliate, shall not be included in Net Sales (such provision of Products collectively referred to as “Excluded Transfers”).

(e)	Notwithstanding Section 1.16 (b) above, if any Product manufactured by the Company is used by the Company or any Affiliate as an end-user, such Product shall be deemed sold by the Company or the Affiliate and Net Sales of such Product shall be calculated based on the cash amount charged to an independent third party for the Product during the same Reporting Period or, in the absence of such transaction, on the fair market value of the Product.

(f)	If a product is sold in any country in the form of a combination product containing (a) a product containing one or more Covered Molecule(s) and which may include other API(s), which product is or has been sold as a separate product (“Product A”) on the one hand and (b) a product containing one or more other API(s) (i.e. API(s) not contained in Product A), which product is or has been sold as a separate product (“Product B”) on the other hand, such product which is composed of Product A and Product B shall be referred to as a “Combination Product” under this Agreement. JSR and the Company agree to treat Combination Products as follows:

[***] If, in a specific country, the Product A or the Product B is not sold, an average market price for the Product A or the Product B, as the case may be, in such country shall be determined by good faith negotiation. In such a case, firstly Company will provide JSR with a written explanation for its proposal based upon the market price of Product A or Product B in other countries with respect to an average market price for the Product A or the Product B. If JSR disagrees with the market price attributed by Company, JSR will be entitled to notify Company in writing of such disagreement within [***] of receipt of such explanation. If JSR provides such written notice within such [***] period, the parties will resolve such disagreement in accordance with the procedure set forth in Appendix D.

1.17 “Patent Rights” shall mean:

(a)	the patent applications listed on Appendix E and the resulting patents;

(b)	any foreign counterparts

(c)	any divisionals, continuations, continuation-in-part applications, continued prosecution applications, or any other application claiming priority to one or more of the patent applications listed in Section 1.17(a) or 1.17(b), and the resulting patents; and

(d)	any other patent or patent application owned or controlled by University that claims Materials.

(e)	any patents resulting from reissues, reexaminations, extensions, or restorations (and their relevant international equivalents) of the patents described in this Section 1.17(a), (b), (c) or (d) above.

1.18 “Phage-Based Molecule” shall mean any active ingredient that is bacterial-phage/s, bacterial-phage derived molecule/s or other molecule that has a motif or fragment of a bacteriophage or any protein that is encoded by a bacteriophage such as endolysin.

1.19 “Product” shall mean any product for use in the License Field that contains a Covered Molecule as an active ingredient.

1.20 “Reporting Period” shall mean each three-month period ending March 31, June 30, September 30 and December 31.

1.21 “Regulatory Approval” means, collectively with respect to a particular jurisdiction, all governmental approvals (including all pricing and reimbursement approvals practically required to launch in the country), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing and sale of a pharmaceutical product as a pharmaceutical in such jurisdiction. For the avoidance of doubt, if Regulatory Approval for a particular jurisdiction consists of multiple components (for example, approval of both the manufacturing process used to produce the drug in the facility where it is used and in addition approval of the safety and efficacy of the drug itself and permission to market it), the Regulatory Approval for such jurisdiction for purposes of this Agreement is not deemed to occur until the last component is approved.

1.22 “Royalty Term” means, on a Product-by-Product basis, the period commencing as of the date of First Commercial Sale of such Product in any country within the License Territory and ending upon the later of: (a) the date on which such Product ceases to be covered by any Valid Claim in the US, EU or Japan, or (b) five (5) years following the First Commercial Sale of such Product in the first country within the License Territory. For purposes of the Royalty Term, two Products with the same Covered Molecule will be deemed the same Product.

1.23 “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, or otherwise to transfer or have transferred a Product for valuable consideration (in the form of cash or otherwise).

1.24 “Sublicense” shall mean a sublicense or any other right, license, privilege or immunity to any non-Affiliate third party, including any cross-licensing agreements, non-suit covenants and the like, under the rights granted in Section 2.1(a) and (b) to make, have made, use, have used, Sell or have Sold Products in accordance with Section 2.1(a)(iii). For clarity, any rights granted under Section 2.1(c) and (d) shall not be deemed a Sublicense.

1.25 “Sublicense Income” shall mean royalty and non-royalty consideration in any form received by the Company under Sublicense Agreements as consideration for the grant of Sublicenses. Sublicense Income shall include without limitation any license signing fee, license maintenance fee, distribution or joint marketing fee, and milestone payments; provided that Sublicense Income shall not include research and development funding, or reimbursement of patent-related expenses, or any consideration received for an equity interest in, extension of credit to, or other investment in the Company or its Affiliates.

1.26 “Sublicense Agreement” shall mean any agreement, covenant or contract in which the Company grants a Sublicense.

1.27 “Sublicensee” shall mean any person or entity granted a Sublicense. For purpose of this Agreement, a Distributor of a Product shall not be included in the definition of Sublicensee unless such Distributor (a) is granted any right to make, have made, use or have used Products in accordance with Section 2.1(a)(ii), or (b) has agreed to pay to the Company or Affiliate(s) royalties on such Distributor’s sales of Products, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

1.28 “Valid Claim” shall mean (a) any issued and unexpired claim of any Patent Right or Joint Patent Rights that has not been (i) permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, nor (ii) rendered unenforceable through disclaimer or otherwise, nor (iii) abandoned or lost through interference or opposition proceeding without any right of appeal or review(an “Issued Valid Claim”), or (b) any claim of a pending patent application of any Patent Right or Joint Patent Right that (i) has been asserted and continues to be prosecuted in good faith, and (ii) has not been abandoned or finally rejected without the possibility of appeal or re-filing, provided that such pending patent application, if issued, would be an Issued Valid Claim.

2. SUBLICENSE/LICENSE

2.1 Grant of Sublicense.

(a)	Subject to the terms of this Agreement, including the limitations set forth in Section 2.3 below, JSR hereby grants to the Company:

(i)	in the License Field in the License Territory, an exclusive, royalty-bearing, perpetual (subject to termination in accordance with this Agreement), sublicense under its rights in the Patent Rights, Joint Patent Rights, Joint Inventions and related know-how to research, develop, make, have made, use, sell, have sold, import and have imported Products;

(ii)	a non-exclusive, world-wide, royalty-bearing, perpetual (subject to termination in accordance with this Agreement) sublicense under its rights in the Patent Rights to research, develop, make, have made, use, sell, have sold, import and have imported diagnostic products intended for use in conjunction with Products; and

(iii)	the right to grant further sublicenses under the rights granted in Section 2.1(a)(i) and 2.1(a)(ii) to Sublicensees.

(b)	The sublicenses granted to Company under Sections 2.1(a) and any licenses that may be granted by University in accordance with Section 2.7 (if any) include the right to have some or all of Company’s rights under Section 2.1(a) or 2.7, as applicable, exercised or performed by one or more of Company’s and/or any Sublicensees’ Affiliates and/or contractors on Company’s or Sublicensee’s (as applicable) or its Affiliate’s behalf only for Company’s or Sublicensee’s benefit without such right being deemed a Sublicense; provided, however, that:

(i)	no such Affiliate or contractor shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under the rights granted in Section 2.1(a); and

(ii)	any act or omission taken or made by an Affiliate or contractor of Company under this Agreement will be deemed an act or omission by Company under this Agreement.

(c)	The sublicense granted in Section 2.1(a) above and any licenses that may be granted by University in accordance with Section 2.7 (if any) include:

(i)	the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products within the License Field and License Territory; and

(ii)	the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) Products Sold to such Distributor by or on behalf of the Company, Affiliates and Sublicensees in a manner consistent with this Agreement.

(d)	The sublicenses granted in Section 2.1(a) above and any licenses that may be granted by University in accordance with Section 2.7 (if any) include:

(i)	the right to grant to the final purchaser, user or consumer of diagnostic products intended for use in conjunction with Products the right to use such diagnostic products; and

(ii)	the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) diagnostic products intended for use in conjunction with Products Sold to such Distributor by or on behalf of the Company, Affiliates and Sublicensees in a manner consistent with this Agreement.

2.2 Further Sublicenses. The Company shall have the right to grant sublicenses under the rights granted in Section 2.1 and Section 2.7 (if any) at its sole discretion provided that it is not in material breach of its material obligations set forth herein and it complies with the terms hereof. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, and shall incorporate terms and conditions which Company reasonably believes are sufficient to enable the Company to comply with this Agreement. Any sublicense which is not in accordance with the forgoing provisions shall be null and void. Prior to or shortly following the signing of a Sublicense agreement, Company may request in writing that JSR confirm in writing that the relevant Sublicensee is an appropriate potential direct licensee (i.e. an entity that is capable of further developing and/or commercializing a Product that is the subject to the Sublicense) for purposes of Section 10.6.4. If Company provides such a request, JSR shall not unreasonably withhold or delay providing such confirmation. Copies of all Sublicense Agreements, including all amendments thereto, shall be provided to JSR within [***] of execution thereof with confidential information that is not relevant to JSR redacted. The Company may redact from such copies any information the Company or its sublicensee deems confidential that does not affect the obligations of the Company under this Agreement or JSR’s or University’s ability to monitor the Company’s compliance with its payment obligations under this Agreement. University and JSR shall maintain such copies of Sublicense Agreements in strict confidence and use them solely for the purposes of monitoring JSR’s and University’s rights under this Agreement. The Company shall not sublicense the Patent Rights to a patent holding company or other similar non-operating entity that would not reasonably be expected to enable Company to fulfill the due diligence obligations set forth in Section 3.1.

2.3 Retained Rights; Requirements. The University and JSR retain the right to practice under the Patent Rights in the License Field in the License Territory solely for educational and non-commercial research purposes; provided that the University and JSR shall be prohibited from transferring any materials that are Covered by the Patent Rights to any third party, unless (a) as a condition to such transfer, such third party undertakes not to use such materials and not to allow others to use such materials in the License Field in the License Territory, without the Company’s prior written consent or (b) such transfer is to a not-for-profit research institute and such research institute undertakes to use such materials solely for non-commercial, academic research purposes. Furthermore, this Agreement shall not be construed to grant any license or sublicense to the Company outside the License Field with respect to the Patent Rights. The University and JSR retain the full right under the Patent Rights outside the License Field or outside the License Territory. For the avoidance of doubt, any researcher of University and the same researcher who will move to non-commercial organization (i.e. another university or non-commercial research organization) and collaborators of his or her laboratory in the future may use Patent Rights and/or Joint Patent Rights only for educational and non-commercial research purposes.

2.4 Delivery of Materials. The Company acknowledges that it already received some Materials of the bacterial strains Covered by the Patent Rights from the University prior to the Effective Date under the MTA. JSR and the Company shall enter into a Material Transfer Agreement substantially in the form attached to this Agreement as Appendix C upon the execution of this License Agreement and whenever the Company receives new Material from JSR or University. For the avoidance of doubt, the Company may use the Materials received before the execution of this License Agreement for the purpose described in Appendix C after the execution of this License Agreement.

2.5 Treatment of the Joint Patent Rights. The Joint Patent Rights shall be jointly owned by a) the Company and b) the University and/or JSR, as the case may be. The University and JSR hereby consent (a) to the Company grant of sublicenses with respect to the Joint Inventions and Joint Patent Rights for use outside the License Field, freely without any payment to the University or JSR and (b) to Yeda’s grant of an exclusive license to Company under Yeda’s interest in the Joint Patent Rights. The Company hereby consents to the University’s grant of sublicenses with respect to the Joint Inventions and Joint Patent Rights solely for use outside the License Field to JSR freely without any payment to the Company. The University hereby licenses its right under the Joint Patent Rights and to practice and use the Joint Inventions to JSR exclusively with the right to sublicense within the License Field, including the sublicenses granted to Company under this Agreement; and Company consents to University’s license of its rights under the Joint Patent Rights and Joint Inventions as set forth in this sentence. JSR and University shall not license the right under such Joint Patent Right or the license to practice and use the Joint Inventions within the License Field to any third party except JSR (in case of University) and the Company (in case of JSR) and shall not practice the inventions claimed in the Joint Patent Right within the License Field, except for research purposes that do not involve administration to humans, during the term of this Agreement.

2.6 AMED Research Program; Requirements.　The Company shall acknowledge that i) the University shall be responsible for the requirement of the Innovative Advanced Research and Development Support Project Unit Type of Japan titled “CREST” and “LEAP” under the Japanese version of Bayh-Dole provision and the obligation to report inventions to AMED, ii) the University must report created inventions, etc. obtained from AMED Research Program and the status of such rights to the government or funding agencies without delay and iii) this is a condition for patent rights to remain with the University. The Company agrees to cooperate in any action necessary for the University to meet its requirements stipulated in this Section 2.6 at the Company’s own cost and acknowledges that this License Agreement will be affected by the application of the Japanese version of Bayh-Dole provision.

2.7 License from the University.

If the license between JSR and the University with respect to the Patent Rights, the Joint Patent Rights, Joint Inventions and/or Materials is terminated due to any reason not attributable to the Company, then the University shall negotiate with the Company with respect to direct licenses from the University to the Company reasonably and in good faith and the University agrees to keep the same financial conditions in accordance with Section 4 hereunder, license scope and other rights in accordance with Section 2 hereunder and termination conditions in accordance with Section 10 hereunder in such direct licenses. Company and University shall make good faith diligent efforts to enter into such a direct license agreement within [***] from such termination. During such a good faith negotiation between the University and the Company up to [***] period from the termination of the license between JSR and the University, the Company shall have an exclusive license from University in the same license scope in accordance with Section 2 hereunder with the same financial terms in accordance with Section 4 hereunder and the Company owes the same obligations under Section 3 and 5 of this Agreement, provided, however, that the Company shall reimburse the University directly for all documented, out-of-pocket fees and costs, including attorney’s fees, incurred by the University relating to the filing, prosecution and maintenance of the Patent Rights, which have not been reimbursed by JSR or a third party, in each case within [***] from the University’s request. If the Company and the University does not reach the agreement within such [***] period, the Company shall have non-exclusive license in the same license scope in accordance with Section 2 hereunder, except for the exclusivity, with the same financial terms in accordance with Section 4 hereunder for additional [***] after initial [***] period of negotiation and the Company owes the same obligations under Section 3 and 5 of this Agreement, provided, however, that the Company shall reimburse the University directly for all documented, out-of-pocket fees and costs, including attorney’s fees, incurred by the University relating to the filing, prosecution and maintenance of the Patent Rights, which have not been reimbursed by JSR or a third party, in each case within [***] from the University’s request. For the avoidance of doubt, except as otherwise agreed between the University and the Company, the University will not succeed JSR’s legal status as a licensor under this Agreement, including, but not limited to, the terms in Section 7 and Section 9.

3. DUE DILIGENCE OBLIGATIONS

3.1 Diligence Requirements. The Company hereby represents that it accepts the license granted hereunder with a view towards developing Products and making Products available to the public. The Company, alone and/or through its Affiliates and/or Sublicensees, as applicable, shall use, Commercially Reasonable Efforts to develop and make available to the public Products in the License Territory in the License Field. If JSR believes that the Company has failed to fulfill its obligations under this Section 3.1, then JSR may notify Company of such failure in writing, which notification will include an explanation for JSR’s belief. If Company does not respond to such notification within [***], JSR may treat such failure as a default and may terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4. If Company reasonably believes that it has not failed to fulfill its obligations under this Section 3.1, it may provide JSR with a written explanation of the basis for its belief.

If Company provides a bona fide written explanation within [***] of the receipt of JSR’s notice, JSR will not be entitled to terminate this Agreement nor any license granted hereunder in accordance with Section 10.4 without first undergoing the following process:

(a) If JSR does not accept the Company’s explanation, JSR may request that the matter be escalated to the chief executive officers of JSR and the Company to discuss the matter and find a solution within [***] of JSR’s request;

(b) If the chief executive officers of JSR and the Company cannot reach agreement within such [***] period, either party may initiate mediation upon written notice to the other party, in which case both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within [***] of such notice. The mediation shall be conducted by a single mediator in San Francisco, California and will be conducted in the English language. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the Internal Chamber of Commerce in San Francisco, CA and copied to the requesting party. If within, [***] following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the International Chamber of Commerce according to its rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne by Company, but each party shall be responsible for its own counsel fees and expenses. If JSR and Company are unable to reach a resolution of the matter, the dispute shall be resolved in accordance with Section 12.8.

3.2 Progress Reports. The Company shall, upon request of JSR received within [***], provide JSR with a report on the status of its commercial development efforts with respect to Products and its commercial efforts to make Products available to the public within [***] during the Term.

4. PAYMENTS AND ROYALTIES

4.1 License Issue Fee. Within [***] after the Effective Date, the Company shall pay to JSR ten thousand US dollars ($10,000).

4.2 Annual License Fee. Within [***] after the [***] anniversaries of the Effective Date, the Company shall pay to JSR fifteen thousand dollars ($15,000) and within [***] after each subsequent anniversary of the Effective Date during the Term, the Company shall pay to JSR twenty-five thousand US dollars ($25,000).

4.3 Milestone Payments. In addition to the payments set forth in Sections 4.1 and 4.2 above, the Company shall pay to JSR milestone payments, as follows:

Milestones	Amount Paid to JSR
[***]	[***]
[***]	[***]

The Parties acknowledge that for the purposes of milestone payments, two products that contain same Covered Molecule (e.g. they have different formulations) will be deemed the same Product. For the avoidance of doubt, the Parties acknowledge that all such milestones are to be paid only once regardless of whether achieved multiple times, by multiple entities. Milestone payments shall be paid to JSR within [***] following achievement of the applicable milestone.

4.4 Royalties.

(a)	Royalties on Net Sales.

(i)	Beginning with the First Commercial Sale in any country in the License Territory, the Company shall pay to JSR royalties based on the total annual Net Sales in the License Territory by the Company and its Affiliates on a Product-by-Product basis during the Royalty Term for such Product, in the amounts as follows:

Annual Net Sales in the Territory	Royalty Rate
[***]*	[***]
[***]*	[***]
[***]*	[***]

*	[***].

(ii)	The royalty rates set forth in Section 4.4(a)(i) are incremental or tiered rates, which apply only for the respective increment of annual Net Sales of a given Product described in the annual Net Sales column. Thus, once a total annual Net Sales figure with respect to such Product is achieved for a given year, the royalties owed on any lower tier portion of annual Net Sales are not adjusted up to the higher tier rate for such year. Furthermore, the obligation to pay royalties pursuant to Section 4.4(a)(i) is imposed only once with respect to the same unit of a Product, regardless of how many patents may Cover the Product.

(iii)	All payments due to JSR under this Section 4.4(a) shall be due and payable by the Company within [***] for the relevant royalty on Net Sales, and shall be accompanied by a report as set forth in Section 5.2.. For the avoidance of doubt, if the manufacture, use, lease, or sale of any Product is Covered by more than one of the Patent Rights and/or Joint Patent Rights, multiple royalties shall not be due.

(b)	Royalties on Sublicense Income.

(i)	The Company shall pay to JSR a percentage of all Sublicense Income received by the Company or its Affiliates in accordance with the below schedule based on the amount spent by the Company on the development of the Product(s) that are covered by the applicable Sublicense Agreement before the execution of such Sublicense Agreement:

Amount Spent	Percentage of Sublicense Income Paid to JSR
[***]	[***]
[***]	[***]
[***]	[***]

(ii)	All payments due to JSR under this Section 4.4(b) shall be due and payable by the Company within [***] in which the relevant Sublicense Income was received, and shall be accompanied by a report as set forth in Section 5.3. For the avoidance of doubt, if the manufacture, use, lease, or sale of any Product is Covered by more than one of the Patent Rights and/or Joint Patent Rights, multiple royalties shall not be due.

(c) If the Company enters into a license agreement with an unaffiliated third party for the license of intellectual property rights that are not specific to API(s) contained in Product B included in the Combination Product and that the Company believes, in its good faith judgment, are needed for the making, using or selling of the relevant Product with respect to which royalties are due on Net Sales or that may be subject to a sublicense agreement with respect to which royalties are due on Sublicense Income, the Company will be entitled to deduct up to [***] of any amounts paid under such license agreement with respect to such Products or Sublicense Income against amounts due for Net Sales or Sublicense Income described above, as applicable; provided that in no event shall any payments to JSR in any quarter be reduced by more than [***] of the amount otherwise due [***].

4.5 Form of Payment. All payments due under this Agreement shall be payable in United States dollars. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges. If Company is required to withhold any amounts payable hereunder to JSR due to the applicable laws of any country, such amount will be deducted from the payment to be made by Company and remitted to the appropriate taxing authority for the benefit of JSR. Company will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Company shall submit to JSR originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Company will cooperate with JSR to provide such information and records as JSR may require in connection with any application by JSR to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country. All payments due under this Agreement shall be payable by wire transfer to a bank account to be designated by JSR. Bank fees shall be paid by the Company and shall not be deducted from any amount payable to JSR.

4.6 Payment to the University. The payment under this Section 4 represents all consideration that will be due for the rights granted to the Company (including under any rights owned or licensed by JSR) under this Agreement. JSR will be responsible for paying the University any amounts the University may be due on account of the rights granted to the Company through JSR, out of the amounts paid to JSR. When Section 2.7 shall apply, JSR and University shall promptly notify Company of such. Following Company’s receipt of such notification, (a) all references in this Agreement to payments to JSR shall be changed to University, (b) Company shall make such payments to University instead of JSR and (c) JSR shall have no further right to receive such payments from Company.

5. REPORTS AND RECORDS

5.1 Diligence Reports. Within [***] following JSR’s written request therefor, the Company shall report in writing to JSR on progress made toward the objectives set forth in Section 3.1 during such preceding [***] period, including, without limitation, progress on research and development, status of applications for Regulatory Approvals, manufacturing, marketing, and the number of sublicenses entered into; provided that JSR shall make such request not more frequently than [***] per calendar year.

5.2 Sales Reports. The Company shall deliver reports to JSR within [***] after the end of each Reporting Period, commencing with first Reporting Period in which there are Net Sales. Each report under this Section 5.2 shall contain at least the following information as may be pertinent to a royalty accounting hereunder for that Reporting Period:

(a)	the number of Products Sold by the Company and/or its Affiliates in each country;

(b)	the amounts, invoiced and received by the Company and/or its Affiliates for each Product, in each country, and total amount invoiced by the Company and/or its Affiliates or payments made (in cases where no invoice was issued) to the Company and/or its Affiliates for all Products;

(c)	calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions; and

(d)	total royalties payable on Net Sales in U.S. dollars, together with any exchange rates used for conversion.

5.3 Sublicense Income Reports. The Company shall, along with delivering payment as set forth in Section 4.4(b), report to JSR within [***] of receipt the amount of all Sublicense Income received by the Company, and the Company’s calculation of the amount due and paid to JSR from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments.

5.4 Deduction Report. If the Company enters into a license agreement pursuant to Subsection 4.4(c) and deducts the applicable amount from the payment due to JSR hereunder, the Company shall submit a report to JSR describing the calculation of such deduction in detail with the evidence of such payment for the applicable Reporting Period.

5.5 Audit Rights. The Company shall maintain, and shall cause each Affiliate and Sublicensee to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to JSR in relation to this Agreement, which records shall contain sufficient information to permit JSR and its representatives to confirm the accuracy of any payments and reports delivered to JSR and compliance in all other respects with this Agreement. The Company shall retain and make available, and shall cause each Affiliate to retain and make available, such records for at least [***] following the end of the calendar year to which they pertain. During such period, JSR shall be entitled to have an independent certified public accounting firm that is acceptable to Company, such acceptance not to be unreasonably withheld or delayed, and upon at least [***] advance written notice, inspect during normal business hours, such records in order to verify any reports and payments made and/or compliance in other respects under this Agreement. Such accountants shall sign a customary confidentiality and non-use agreement and shall not be entitled to disclose to JSR or University any information obtained or generated in such audit other than other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] after the accountant delivers the results of the audit. If any such examination conducted pursuant to the provisions of this Section 5.4 show an underreporting or underpayment of [***] in any payment due to JSR hereunder, the Company shall bear the full cost of such audit and shall remit any amounts due to JSR within [***] of receiving notice thereof from JSR. The Company shall include similar audit rights provisions in Sublicense Agreements, requiring Sublicensees to maintain records with respect to Products covered by such Sublicense and permitting Company to audit such Sublicensee’s records. In addition, at JSR’s request and expense, Company shall exercise its rights to audit any such Sublicensee. If any such audit requested by JSR reveals an underpayment of [***] in any payment due by such Sublicensee, the Company shall bear the cost of such audit.

6. PATENT PROSECUTION AND MAINTENANCE

6.1 Responsibility for Patent Prosecution. The Company and other joint owner(s) will prepare, file, prosecute, and maintain all of the Joint Patent Rights. The joint owner(s) and JSR (if JSR is not the joint owner), shall have reasonable opportunities to advise the Company and shall cooperate with the Company in filing, prosecution and maintenance of the Joint Patent Rights. The Company shall consult with the joint owner(s) and JSR (if JSR is not the joint owner) before taking any action that would have a material adverse impact on the scope of claims within the Joint Patent Rights. The Company shall furnish or instruct attorneys to furnish to the University and JSR copies of documents relevant to any such filing, prosecution or maintenance at least [***] prior to any anticipated actions and shall consider in good faith any revisions reasonably requested by the University and/or JSR with respect to such filings, provided that Company will retain final decision making authority. Payment of all out of pocket fees and costs, including attorney’s fees, incurred by joint owner(s) relating to the filing, prosecution and maintenance of Joint Patent Rights shall be borne by the Company.

6.2 Patent Rights Prosecution. JSR shall furnish to the Company copies of documents relevant to any filing, prosecution or maintenance of Patent Rights licensed to the Company hereunder at least [***] prior to any anticipated actions. The Company may advise JSR and/or the University in selecting patent attorneys, suggesting countries where patent filings are made and whether pending claims are to be pursued.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Patent Rights and/or the Joint Patent Rights in the License Field.

7.2 Right to Prosecute Infringements.

(a)	During the term of this Agreement, the Company may commence and prosecute at its own expense and in its name alone all actions for past and future infringements of the Patent Rights and/or the Joint Patent Right in the License Field (“Infringement Actions by the Company”), provided that the Company obtains JSR’s prior written consent on each Infringement Action by the Company with respect to Patent Rights. JSR shall not withhold its consent on any Infringement Action by the Company without reasonable ground. For example, if participation of the University in an Infringement Action by the Company is required by the laws of the jurisdiction where such action is commenced, or requested by the Company, it shall be reasonable ground for JSR to withhold its consent on the Infringement Action by the Company. For clarity, Company will not be required to obtain JSR’s or University’s consent with respect to an Infringement Action by the Company relating to the Joint Patent Rights and shall have the sole right to commence such an Infringement Action by the Company. The total cost of any Infringement Action by the Company shall be borne by the Company and the Company shall keep any recovery or damages for past or future infringement obtained.

(b)	If required by the laws of the jurisdiction where an Infringement Action by the Company is commenced, and to the extent reasonably available under such laws, i) JSR and the University shall cooperate the Company in giving the Company the legal status to commence the Infringement Action by the Company or ii) JSR shall cooperate with the Company in participating in an Infringement Action by the Company as a licensor at the Company’s sole expense. The Company shall reimburse JSR and the University for all documented, out-of-pocket costs incurred by JSR and/or the University due to such cooperation. JSR or the University shall not have any obligation of cooperation in, or action relating to, any Infringement Action by the Company except as provided for in this Section 7.2(b) or in Section 7(a).

7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against JSR, the University or the Company by a third party alleging invalidity, unenforceability, or non-infringement of the Patent Rights, JSR, at its option, shall have the right within [***] after commencement of such action to take over or cause the University to take over the sole defense of the action at JSR’s expense. If JSR does not exercise this right, the Company may take over the sole defense of the action at the Company’s sole expense. For clarity, no rights are granted under this Section 7.3 to JSR or University with respect to Joint Patent Rights.

7.4 Recovery. Any recovery obtained in an action brought by the Company under Sections 7.2 or 7.3 shall be distributed as follows: (a) each Party shall be reimbursed pari passu for any expenses incurred in the action from the proceeds of such action or settlement, (b) as to ordinary damages, such amount shall be treated as Net Sales, and the Company shall pay to JSR based upon such amount a reasonable approximation of the royalties and other amounts that the Company would have paid to JSR if the Company had sold the infringing products, processes and services rather than the infringer and (c) as to special or punitive damages, JSR shall receive [***] of such damages and the remaining [***] shall be retained by Company.

7.5 Cooperation. Subject to Section 7.2(b), each Party agrees to cooperate in any action under this Article which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.6 Right to Sublicense. So long as the Company remains the exclusive licensee of the Patent Rights and/or Joint Patent Rights in the License Field in the License Territory, the Company shall have the sole right to sublicense any alleged infringer in the License Field in the License Territory for use of the Patent Rights and/or Joint Patent Rights, as applicable, in accordance with the terms and conditions of this Agreement relating to Sublicense Agreements.

7.7 Confidentiality of Prosecution and Maintenance Information. The Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix A. JSR and University agree to treat all information related to prosecution and maintenance of Joint Patent Rights as Confidential Information of Company in accordance with the provisions of Appendix A.

8. INDEMNIFICATION

8.1 The Company shall indemnify, defend and hold harmless the University and JSR and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) (a “Loss”) incurred by or imposed upon the Indemnitees or any one of them as a result of any third party claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted to Company pursuant to Sections 2.1 and 2.2 (including pursuant to any sublicenses granted by Company) under this Agreement (“Claim”); provided that the Company shall not have any liability for any Loss arising out of the willful misconduct or gross negligence of any Indemnitee.

8.2 If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Company to respond to or to defend the Indemnitee against such Claim. The Company agrees, at its own expense, to provide attorneys reasonably acceptable to JSR and/or the University, as the case may be, to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of the Company, if representation of such Indemnitee by counsel retained by the Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel. The Company agrees to keep JSR and/or the University, as the case may be, informed of the progress in the defense and disposition of such claim and to consult with JSR and/or the University, as the case may be, prior to any proposed settlement.

8.3 This Section 8 shall survive expiration or termination of this Agreement.

9. REPRESENTATIONS

9.1. JSR hereby represents and warrants to the Company that:

(a)	JSR has the full right, power, and authority to grant the rights and licenses granted herein;

(b)	the Patent Rights licensed to the Company under this Agreement are, to JSR’s knowledge at the time of execution of this Agreement, neither invalid nor unenforceable, in whole or in part, nor subject to a proceeding seeking to hold such Patent Rights invalid or unenforceable, in whole or in part;

(c)	to JSR’s knowledge at the time of execution of this Agreement, the practice of the Patent Rights licensed to the Company under this Agreement will not infringe any existing issued patent owned or possessed by any third party;

(d)	there are no judgments or settlements against or owed by JSR, nor are there any pending or threatened claims or litigation, in each case relating to the Patent Rights licensed to the Company under this Agreement at the time of execution of this Agreement;

(e)	to JSR’s knowledge at the time of execution of this Agreement, no third party has infringed, misappropriated or violated, or is infringing, misappropriating or violating, the Patent Rights; and

(f)	JSR is the sole licensee of the University under the Patent Rights and Joint Patent Rights in the License Field and is authorized to grant sublicenses to Company under its licenses to the Patent Rights and Joint Patent Rights in the License Field.

9.3 Nothing in this Agreement will be construed as:

(a)	A representation or warranty by JSR or the University as to the patentability, validity, scope, or usefulness of the Patent Rights and/or the Joint Patent Rights;

(b)	A representation or warranty by JSR or the University that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or other patents or other proprietary rights not included in the Patent Rights;

(c)	An obligation to bring or prosecute actions or suits against third parties for patent infringement; or

(d)	An obligation to furnish any know-how not provided in Patent Rights.

JSR AND THE UNVERSITY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, THE PRODUCTS, OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO THE COMPANY AND SUBLICENSEES UNDER THIS AGREEMENT. TOTAL LIABILITY OF THE UNIVERSITY UNDER THIS AGREEMENT IS LIMITED TO THE COSTS AND FEES PAID TO JSR UNDER THIS AGREEMENT AND EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF ANY OF THE REPRESENTATIONS OR WARRANTIES IN THIS SECTION 9 OR A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER 12.13, TOTAL LIABILITY OF JSR UNDER THIS AGREEMENT IS LIMITED TO THE COSTS AND FEES PAID TO JSR UNDER THIS AGREEMENT.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10, shall remain in effect until the later of (a) the date on which all issued patents and filed patent applications within the Patent Rights and/or the Joint Patent Rights have expired, or been abandoned, withdrawn, rejected, revoked or invalidated, and (b) the expiration of the Royalty Term. Following the expiration of this Agreement pursuant to this Section 10.1 (and provided the Agreement has not been earlier terminated pursuant to any of the provisions of Sections 10.2 through 10.5), the licenses granted to Company under Section 2 shall remain in effect and shall become fully-paid up, royalty-free, perpetual and irrevocable.

10.2 Termination for Failure to Pay. If the Company fails to make any undisputed payment due hereunder, JSR shall have the right to terminate this Agreement upon [***] written notice, unless the Company makes such payments within said [***] notice period. If such payments are not made within such [***] period, JSR may immediately terminate this Agreement at the end of said [***] period.

10.3 Termination for Bankruptcy Related Events.

10.3.1 JSR shall have the right to terminate this Agreement immediately upon written notice to the Company with no further notice obligation or opportunity to cure if the Company: (a) shall make an general assignment for the benefit of creditors or (b) or shall have a bona fide petition in bankruptcy filed for or against it which petition is not dismissed within [***]. Notwithstanding the foregoing, in the event Company has entered into a settlement with its creditors or a bona fide petition in bankruptcy filed for or against it, and Company is otherwise meeting its obligations pursuant to this Agreement, JSR shall not be entitled to terminate this Agreement as contemplated under Section 10.3.1 during such period.

10.3.2 In case of termination due to bankruptcy related event of the Company, the Company agrees to offer to sell or license any interest in Joint Patent Rights of the Company to JSR prior to offering to any third party, provided that such Joint Patent Rights are not subject to a license or sublicense to a third party. The Company shall negotiate in good faith with JSR for a period of at least [***] prior to offering such sale or license of any interest in Joint Patent Rights of the Company to any third party. If the Company and JSR cannot agree on the terms for entering into purchase or license agreement after negotiation in good faith for a period of up to [***] (“Negotiation Period”), then the Company may offer to sell or license any interest in Joint Patent Rights of the Company to third parties; provided however, that for a period of [***] after the Negotiation Period, Company shall not sell or license such interest in the Joint Patent Rights of the Company to a third party on terms and conditions, when taken as a whole (including, without limitation, financial terms and the likelihood of that products will be developed under such rights in a timely manner), are less favorable to Company than those offered to JSR, without first offering such terms and conditions to JSR and providing JSR with [***] to accept such terms and conditions.

10.4 Termination for Non-Financial Default. If the Company breaches its obligations under this Agreement not otherwise covered by the provisions of Sections 10.2 and 10.3, and if such breach has not been cured within [***] after notice by JSR in writing of such breach, JSR may immediately terminate this Agreement, and/or any license granted hereunder in whole or in part, at the end of said [***] period. Notwithstanding the foregoing, JSR shall be entitled to terminate this Agreement in accordance with this Section 10.4 only if a breach by the Company is a Material Breach. For the avoidance of doubt, Company shall use reasonable efforts to cure any undisputed breach which could be cured within such [***] and JSR may claim its damages incurred by any breach by the Company even in case JSR shall not terminate this Agreement.

10.5 Termination by the Company. The Company shall have the right to terminate this Agreement by giving [***] advance written notice to JSR and upon such termination shall immediately cease all use and Sales of Products, subject to Section 10.7.

10.6 Effects of Termination of Agreement.

10.6.1 Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to JSR and all royalties and other payments accrued or due to JSR as of the termination date shall become immediately payable. In the case of termination in accordance with Section 10.2., 10.3. or 10.4, the Company shall cease, and shall cause Affiliates and Sublicensees to cease under any sublicense granted by the Company, all Sales and uses of Products covered by any Valid Claims, subject to Section 10.7.

10.6.2. The termination or expiration of this Agreement or any license granted hereunder shall not relieve the Company, Affiliates or Sublicensees of obligations arising before such termination or expiration. Upon termination of this Agreement, each of Company and University shall have the full right to practice and to grant licenses to third parties under its interest in Joint Patent Rights without any obligation to seek the consent of the other or to account for any profits made as a result of any such license.

10.6.3. If at the time of the termination of this Agreement more than one direct Sublicensee exists, upon notice by each Sublicensee to JSR or the University (as applicable) within [***] of the termination of this Agreement, so far as such Sublicensee of the Company continues to pay JSR i) the annual license fee, ii) the royalties (such royalties should be a) royalties on Net Sales by Sublicensee and its Affiliates as stipulated in sub-Section 4.4 (a) and b) royalties on Sublicense Income (as defined in Section 1.25, but with reference to amounts received by the Sublicensee and its Affiliates and not to Company and its Affiliates) received by such Sublicensee and its Affiliate in the percentages stipulated in sub-Section 4.4 (b) (based on the amount spent by such Sublicensee on the development of the Product(s) that are covered by the applicable further sublicense agreement before the execution of such sublicense agreement), in case of a further sublicense by such Sublicensee) under the same terms of this Agreement as if such Sublicensee were Company and iii) the milestone payments under the same terms of this Agreement [***] (i.e. if the Sublicensee were to meet a milestone described in Section 4.3, it would have to pay [***] set forth in Section 4.3 for such milestone), such Sublicensee may retain the same license scope it enjoys under this Agreement for the period up to [***], provided, however, that such Sublicensee owes the same obligations under Section 3 and Section 5 of this Agreement. Company and JSR shall make good faith diligent efforts to enter into such a direct license agreement within [***] from such termination. For the avoidance of doubt, the royalty in accordance with this sub-Section 10.6.3 should be calculated based upon global Sales of the same Product by all Sublicensees. During such [***] period, JSR and such Sublicensee shall have a good-faith, diligent and reasonable negotiation with respect to the terms of a direct license between JSR and such Sublicensee, including but not limited to, the financial conditions. The financial conditions of a new license agreement between JSR and such Sublicensee should be at least the same as the one under this Agreement however should not exceed financial conditions under the agreement between the Company and such Sublicensee.

10.6.4. If at the time of the termination of this Agreement only a single direct Sublicensee exists and such Sublicensee was confirmed by JSR as an appropriate potential direct licensee in accordance with Section 2.2 prior to or shortly following the time of execution of Sublicense Agreement between such Sublicensee and the Company, then JSR agrees to keep the same financial terms on [***]. JSR shall not unreasonably withhold or delay its confirmation, provided, however, that JSR shall have a commercially reasonable access to information which is necessary for JSR to make such confirmation. During a good faith negotiation for direct license between JSR and such Sublicensee up to [***] period from the termination of this Agreement, such Sublicensee shall have an exclusive license in the same license scope in accordance with Section 2 hereunder with the same financial terms in accordance with Section 4 as described above in this Section 10.6.4. If JSR and such Sublicensee do not reach the agreement within such [***] period, such Sublicensee shall have non-exclusive license in the same license scope in accordance with Section 2 hereunder, except for the exclusivity, with the same financial terms in accordance with Section 4 hereunder (as described above in this Section 10.6.4) so far as the Sublicensee continues to negotiate in good faith after the [***] period of negotiation. For the avoidance of doubt, except for the direct licenses described above during the negotiations period or as otherwise agreed between JSR and such Sublicensee, such Sublicensee will not automatically succeed the Company’s legal status as a licensee under this Agreement.

10.7 Inventory. Upon early termination of this Agreement, the Company, Affiliates and Sublicensees may complete and Sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (a) the Company pays to JSR the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (b) the Company, Affiliates and Sublicensees shall use reasonable efforts to complete and Sell all work-in-progress and inventory of Products within [***] after the effective date of termination.

10.8 Results.

(a) If this Agreement is terminated by JSR pursuant to Section 10.2, 10.3 or 10.4 , or by the Company pursuant to Section 10.5, in each case prior to the grant of the first Sublicense to a pharmaceutical or biotechnology company for continued clinical development under this Agreement, upon the written request of JSR, to be provided within [***] of termination, the Company shall grant to JSR of a non-exclusive license to data and other results obtained by the Company in the clinical development and other activities under the rights granted in this Agreement as well as documents prepared for Regulatory Approvals (collectively, “Results”) on commercially reasonable terms. If JSR provides such written request within such [***] period, the parties will enter into good faith, diligent efforts to agree on such terms. If the parties are unable to reach agreement on such terms within [***] of JSR’s written request, the terms will be determined in accordance with procedure set forth in Appendix D.

(b) Provided that if JSR has reasonably determined that it is necessary for JSR or any Affiliate of JSR to have a license of any technology of a non-Affiliate third party in order to make, use or Sell the relevant Product, JSR shall thereafter be entitled to deduct [***] of the amount of the royalties paid to such third party by JSR or any Affiliate of JSR on Sales of such Products made using such technology from the payments due to Company under Section 10.8(b), provided that in no event shall the total of such deductions reduce the amounts payable to Company by more than [***] in any Reporting Period. For the purpose of this Section 10.8 only, the term “the Company” appearing in Section 1.16 (the definition of “Net Sales”) is replaced by the term “JSR”, and the term “JSR” appearing in Section 1.16 is replaced by the term “the Company”.

11. COMPLIANCE WITH LAW

The Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates comply with, all government statutes and regulations that relate to Products developed under this Agreement. The Company agrees that it shall be solely responsible towards JSR and University that any necessary licenses to export, re-export, or import Products developed under this Agreement are obtained. The Company shall indemnify and hold harmless the University and JSR, in accordance with Section 8, for any damages caused by any breach of the Company’s obligations under this Section 11.

12. MISCELLANEOUS

12.1 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond its reasonable control, including, without limitation, fire, explosion, flood, war, strike or riot; provided that the non-performing Party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.2 Press Release. The parties will issue a joint press release in form and substance to be agreed upon by the parties in good faith.

12.3 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

12.4 Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), to the other party. Notices will be deemed effective (a) three (3) working days if sent by overnight mail, or (b) the same day if delivered by hand. Unless changed in writing in accordance with this Section 12.4, the notice address for JSR, the University and the Company shall be as follows:

If to JSR:	JSR Corporation
1-9-2, Higashi-Shimbashi
Minato-ku, Tokyo, 105-8640, Japan
Attention: Director, Intellectual Property Department
[***]

If to the University	Keio University
2-15-45, Mita, Minato-ku, Tokyo
Japan
Attention: Office of Research Development and Sponsored Projects

If to the Company:	BiomX Ltd.
Attention: CEO
7 Sapir St.
P.O.Box 4044
Ness Ziona 7403630 Israel

Notwithstanding anything to the contrary, any notice related to termination of this Agreement shall be delivered by a reputable overnight mail service (e.g., Federal Express) or by first class mail (certified or registered).

12.5 Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.7 Assignment. This Agreement may not be assigned by any of the Parties without the consent of the other Parties, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement.

12.8 Governing Law and Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, United States, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Except with respect to actions seeking relief other than monetary compensation, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan, in accordance with the Rules of the Arbitration of the International Chamber of Commerce. Any arbitration award granted shall be final and binding on the parties and shall not be subject to appeal and shall be enforceable in any court of competent jurisdiction. The language for the arbitration procedure shall be English and there shall be three arbitrators. Each Party shall nominate an arbitrator. The two party-appointed arbitrators shall then nominate the third and presiding arbitrator in consultation with the Parties.

12.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.10 Survival. In addition to any specific survival references in this Agreement, Sections 1, 8, 10, 12 and Appendix D shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

12.11 Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.12 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

12.13 Confidentiality.

12.13.1 Beginning on the Effective Date of this Agreement and continuing throughout the term of this Agreement and thereafter for a period of [***], the Parties shall comply with confidentiality obligation in accordance with the provisions of Appendix A with respect to information disclosed by the parties in connection with this Agreement. Notwithstanding the forgoing JSR shall keep all information with respect to Sublicense Agreement and/or the reports submitted to JSR in accordance with Section 5 in confidence throughout the term of this Agreement and after the termination of this Agreement until such information falls within a public domain.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

BIOMX Ltd.		Keio University

BY:	/s/ [***]	BY:	/s/ [***]
Name:	[***]	Name:	[***]

TITLE:	Chief Executive Officer	TITLE:	President

DATE:	24/12/17	DATE:	12/1/2018

JSR Corporation

BY:	/s/ [***]
Name:	[***]

TITLE:	Representative Director and President

DATE:	2019/12/28

Appendix A

CONFIDENTIALITY TERMS AND CONDITIONS

1. Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (“Discloser” as applicable) to the other Party (“Recipient” as applicable) in connection with the Exclusive Patent License Agreement dated 15th of December, 2017 (the “License Agreement”) and identified as confidential at the time of disclosure. JSR’s Confidential Information shall also include all information disclosed by the University to the Company in connection with the License Agreement. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2. Exclusions. “Confidential Information” under the License Agreement shall not include any information that (a) is or becomes publicly available through no wrongful act of Recipient or the Receiving Individuals (as defined below); (b) was known by Recipient prior to disclosure by Discloser without confidentiality obligation, as evidenced by tangible records; (c) becomes known to Recipient without restriction on disclosure from a third party having an apparent bona fide right to disclose it; (d) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records. The obligations of confidentiality and non-use set forth in this Appendix A shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3. Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for exercising its rights and performing its obligations under the License Agreement (the “Purpose”), except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4. Restrictions. For the term of the License Agreement and a period of [***] thereafter, Recipient agrees that: (a) it will not use such Confidential Information for any purpose other than the Purpose; (b) it will not disclose such Confidential Information to any other person or entity except as expressly permitted hereunder; and (c) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) (i) not to use such Confidential Information for any purpose other than the Purpose, and (ii) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its, its Affiliates’, its contractors’ and Sublicensees’ employees, staff members, consultants and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of and obligated to maintain the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of the License Agreement and any breach thereof. This Section 4 shall survive termination or expiration of the License Agreement.

5. Right to Disclose. Discloser represents that to the best of its knowledge it has the right to disclose to Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6. Ownership. All Confidential Information disclosed pursuant to the License Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of Discloser. Upon termination of the License Agreement, if requested by Discloser, Recipient shall destroy all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7. No License. Nothing in this Appendix A or the License Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement or other written agreement.

8. Remedies. Each party acknowledges that any breach of this License Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9. General. This Appendix A, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information. Sections 1, 2, 4, 6, 7, 8 and 9 of this Appendix A shall survive any expiration or termination of the License Agreement.

Appendix B

[***]

Appendix C

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”) is made and entered into effective as of 15th of December, 2017 by and between JSR Corporation, a Japanese corporation, having its principal place of business at 1-9-2, Higashi-Shimbashi, Minato-ku, Tokyo, 105-8640, Japan (“JSR”) and BiomX Ltd., a Israeli corporation, having its principal place of business at 2 Ilan Ramon St. Ness Tziona, Israel (“Recipient”). Each of JSR and Recipient may be referred to herein individually as a “Party” or collectively as the “Parties”.

In consideration of the mutual covenants and promises herein contained, JSR and Recipient agree as follows:

Article 1 TRANSFER OF MATERIAL.

Recipient acknowledges that it received from Keio University (“University”) the following materials owned by University (including its progeny, propagations or derivatives if the material is DNA, cells, seeds or other propagative, proliferous material; collectively, the “Material”) for the Purpose of Use (as defined in Article 2 hereof) use by Recipient in a research project, subject to the terms and conditions set forth in this Agreement.

[***]

Description of Material: Exhibited in Schedule A

[***]

[***]

Consideration: As provided for in the Exclusive Patent License Agreement dated 15th of December, 2017 between the Parties (“License Agreement”)

Article 2 PURPOSE AND TERMS OF USE.

2.1 Subject to Recipient’s continued compliance with the terms and conditions of this Agreement, JSR hereby grants to Recipient a non-exclusive license to use the Material during the term of this Agreement solely for the following purpose (“Purpose of Use”) and under the following terms of use.

Purpose of Use: Research, development, manufacturing and commercialization of live bacterial cocktails for therapeutic or prophylactic use; all related activities (including, without limitation, determination of sequences of the Material or any strain therein); and such other uses contemplated in this Appendix B or the License Agreement or to support or exercise the rights granted to Recipient under the License Agreement.

Terms of Use: As set forth in this Appendix C or the License Agreement

2.2 Recipient may not use the Material for any purpose other than the Purpose of Use. Recipient may not disclose or transfer the Material to any third party other than Recipient’s consultant, attorneys and/or agents who have agreed to abide by the terms of this Agreement without the prior written consent of JSR. Recipient shall be liable for any breach of such obligations by any such Recipient’s consultant, attorneys and/or agents.

2.3 Recipient may not use any Material that constitutes DNA, cells or drugs, or any derivatives thereof, for research or testing in humans or in animals intended for human consumption.

2.4 Recipient shall use the Material in compliance with all Japanese and foreign laws, governmental regulations, guidelines that may be applicable to the transfer, use, handling, storage or disposition of the Material.

Article 3 RECIPIENT RESEARCHER; PLACE OF USE.

3.1 The Material shall be accessed and used only by the following person (the “Recipient Researcher”) and laboratory personnel under Recipient Researcher’s immediate and direct supervision and control, and only at the following place (“Place of Use”). Recipient may change the Recipient Researcher and Place of Use subject to the prior written consent of JSR.

Recipient Researcher:

Place of Use : BiomX facilities

3.2 JSR may, in its sole discretion, provide Recipient with information regarding use, maintenance or control of the Material to the extent necessary to facilitate the Purpose of Use.

Article 4 CONSIDERATION; COST.

4.1 In consideration of JSR’s transfer of the Material hereunder, Recipient shall pay to JSR the consideration set forth in Article 1 plus any applicable consumption tax thereon. Recipient shall pay such consideration and consumption tax (if any) on or prior to the due date set forth in Article 1 via wire transfer to the bank account as separately designated by JSR. Any and all costs incurred in connection with the wire transfer shall be borne by Recipient.

4.2 Any and all costs and expenses incurred in connection with the delivery, maintenance, repair, modification, return or any other use or disposal of the Material shall be borne by Recipient.

4.3 Any late payment hereunder shall bear interest of [***] per annum from the due date until JSR’s receipt of full payment.

4.4 JSR will not be required to return any payment made hereunder for any reason whatsoever unless the Material is determined to be non-viable (i.e. is incapable of growth under the conditions set forth by JSR) and JSR is unable to provide a viable form of the Material.

Article 5 TITLE TO MATERIAL; NO TRANSFER OF RIGHTS.

Legal title and all other ownership interests in and to the Material shall at all times remain with JSR or University. The transfer of the Material under this Agreement shall not grant or be deemed to grant to Recipient any rights, title or interest in or to the Material other than those specifically set forth in this Agreement. Without limiting the generality of the foregoing, JSR does not, expressly or impliedly, grant to Recipient any license to any rights under or associated with (i) patents, utility models, designs, trademarks, copyrights or applications therefor, or any similar, corresponding or equivalent rights to any of the foregoing, anywhere in the world, or (ii) knowhow (collectively, “Intellectual Property Rights”) in or to the Material as a result of the transfer of the Material hereunder.

Article 6 MODIFICATION.

Except to exercise its rights in the Purpose of Use, Recipient may not, without JSR’s prior written consent, (i) modify the Material, whether or not such modification is necessary for the Purpose of Use, or (ii) reverse-engineer or otherwise attempt to determine the chemical structure or sequence of the Material.

Article 7 LOSS OR DAMAGE.

If Recipient loses or damages the Material, JSR may require Recipient to submit a report regarding the loss of or damage to the Material and including any information related thereto that JSR may request. In case such loss or damage is caused by disaster, fire or theft, Recipient shall attach to the report a certificate issued by a governmental authority or insurance company evidencing the loss of or damage to the Material.

Article 8 RETURN AND DISPOSAL OF MATERIAL.

Upon expiration or termination of this Agreement, Recipient shall, in accordance with JSR’s instructions, return, destroy or otherwise dispose of the unused Material and used Material.

Article 9 RESEARCH RESULTS.

9.1 In consideration of the Material is transferred to Recipient under the License Agreement, Recipient agrees that any invention, discovery, improvement, development, or other technology developed, conceived or reduced to practice solely by Recipient in connection with the use of the Material (collectively, “Inventions”) shall be jointly owned by Recipient and University. Recipient agrees that University shall include Inventions into the granted rights under License Agreement and shall grant to licensees and sublicensees the same license under Inventions in the License Agreement. For the avoidance of doubt, in the event that Recipient becomes sublicensee of the License Agreement, granted right to sublicensee shall include the same license under Inventions under the License Agreement.

Article 10 PUBLICATIONS.

Any publication of research results using the Material shall be subject to JSR’s prior written consent as to the content, timing and manner of such publication. Recipient and Recipient Researcher shall, at the request of JSR, acknowledge JSR and/or University as the source of the Material in any such publication.

Article 11 NO WARRANTY.

JSR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE OWNERSHIP, NONINFRINGEMENT OF ANY MATERIAL OR ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY PERSON, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE MATERIAL, OR THE ABSENCE OF LATENT OR OTHER DEFECTS IN THE MATERIAL, WHETHER OR NOT DISCOVERABLE.

Article 12 INDEMNIFICATION; LIABILITY LIMITS.

Recipient shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold JSR and University, its trustees, directors, officers, employees, agents and students, harmless against all claims, proceedings, demands and liabilities of any kind or nature whatsoever, including reasonable attorneys’ fees and legal expenses, (i) arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the use, handling, storage or disposition of the Material, or (ii) arising out of or in connection with the performance or breach by Recipient of any obligation of Recipient or Recipient Researcher hereunder. In no event shall JSR or University be liable for any use of the Material by Recipient, the Recipient Researcher or its laboratory personnel, or for any loss, claim, damage or liability of any kind or nature, that may arise from or in connection with this Agreement or the use, handling, storage or disposition of the Material.

Article 13 CONFIDENTIALITY.

13.1 For the purposes of this Agreement, the term “Confidential Information” means any and all technical information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that (i) is in electronic, written or other tangible form and clearly marked as “Confidential,” or (ii) is disclosed orally or visually and designated as confidential at the time of the oral or visual disclosure and, further, within thirty days after the oral or visual disclosure, the summary of which is furnished to Receiving Party in writing clearly marked as “Confidential” and/or materials, including, but not limited to, the Material.

13.2 The term “Confidential Information” does not, however, include information that (i) is or becomes within the public domain through no act of the Receiving Party or its Representatives (as defined below) in breach of this Agreement; (ii) is already in the Receiving Party’s possession without obligation of confidentiality at the time of disclosure and the Receiving Party; (iii) has been lawfully obtained by the Receiving Party from a third party having the right to make the disclosure who places no obligation of confidence upon the Receiving Party; or (iv) is independently developed by the Receiving Party without access to or use of the Confidential Information of the Disclosing Party.

13.3 The Receiving Party shall keep the Confidential Information confidential and shall not, without the Disclosing Party’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part, to any third party; provided, however, that the Receiving Party may disclose the Confidential Information or portions thereof to its directors, officers, employees, advisors and, in the case of JSR, University (collectively, “Representatives”) (i) who need to know the Confidential Information for the purposes of this Agreement and (ii) who have been advised of by the Receiving Party and have agreed to maintain the confidential nature of the Confidential Information. The Receiving Party agrees to be responsible for any and all breaches of this Article 13 by its Representatives.

13.4 The Receiving Party shall use any Confidential Information of the Disclosing Party solely for the purposes of this Agreement and shall not use, directly or indirectly, any Confidential Information in whole or in part for any other purpose whatsoever. The Receiving Party shall protect all Confidential Information with at least the same degree of care with which the Receiving Party would treat Confidential Information of its own.

13.5 In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, the Receiving Party shall (unless prohibited by applicable law) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such request or requirement, and consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the request. In the event that disclosure of any Confidential Information is legally required, the Receiving Party or its Representatives, as the case may be, shall furnish only that portion of the Confidential Information which is legally required and exercise all reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such Information.

13.6 At any time upon the request of the Disclosing Party, the Receiving Party shall, at its own expense, promptly deliver to the Disclosing Party, or at the Disclosing Party’s request, destroy, all copies of the Confidential Information (whether in written, electronic or other tangible format) in the Receiving Party’s or its Representatives’ possession that was delivered to the Receiving Party by the Disclosing Party. Notwithstanding the foregoing, the Receiving Party and its Representatives shall be permitted to retain Confidential Information that would be unreasonably burdensome to destroy (such as archived computer records) or to the extent required to comply with applicable law, rules and regulations, provided that any information so retained herein shall remain subject to the terms of this Agreement.

13.7 This Article 13 will survive for five years after the termination of this Agreement.

Article 14 EXPORT CONTROL.

Recipient covenants that it will not disclose to JSR any information that contains information, technology or data of which use, export, release or transfer is subject to any governmental restriction or prohibitions, including the U.S. Export Administration Regulations, without JSR’s prior written consent.

Article 15 TERM AND TERMINATION.

15.1 The term of this Agreement commences on the Effective Date of the License Agreement and continues in force and effect until a date of expiration or termination of the License Agreement, unless earlier terminated in accordance with this Agreement.

15.2 JSR may terminate this Agreement upon written notice to Recipient:

(i) if Recipient has breached any of its covenants or obligations contained in this Agreement, and such breach has not been cured within a period of thirty days after written notice of such breach from JSR;

(ii) in case of appointment of a trustee or receiver for all or any part of the assets of Recipient, insolvency, liquidation or dissolution of Recipient, filing of a petition in bankruptcy against or concerning Recipient, a general assignment by Recipient for the benefit of creditor(s), or suspension of payment or banking transactions by Recipient;

(iii) in case of any change in control of Recipient, consolidation or merger of Recipient with or into a third party, the sale of all or substantially all of Recipient’s assets to a third party, in each case that would render it infeasible to continue this Agreement; or

(iv) in case of any other event that would render it infeasible to continue this Agreement.

15.3 Termination of this Agreement does not affect any of the Parties’ respective rights accrued or obligations owed before termination, including the rights and obligations as to indemnification under Article 12.

15.4 Article 5, Article 6, Articles 8 through 13, Article 15.4, Articles 16 through 18 shall survive expiration or termination of this Agreement unless otherwise provided in this Agreement.

Article 16 GOVERNING LAW.

This Agreement shall be governed in accordance with the laws of Japan, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

Article 17 DISPUTE RESOLUTION.

Except with respect to actions seeking relief other than monetary compensation, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan, in accordance with the Rules of the Arbitration of the International Chamber of Commerce. Any arbitration award granted shall be final and binding on the parties and shall not be subject to appeal and shall be enforceable in any court of competent jurisdiction. The language for the arbitration procedure shall be English and there shall be three arbitrators. Each Party shall nominate an arbitrator. The two party-appointed arbitrators shall then nominate the third and presiding arbitrator in consultation with the Parties.

Article 18 GENERAL.

18.1 Any notice or communication required or permitted to be given hereunder shall be given in writing and either by personal delivery, by facsimile, by registered or certified mail (with all postage and other charges prepaid) or by e-mail to the address shown below. Any notice delivered by personal delivery, facsimile or e-mail shall be deemed given and effective at the time of delivery. Any notice delivered by registered or certified mail shall be deemed given at the end of the tenth business day after it is posted.

[***]	[***]

18.2 No provision of this Agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized officer of the Parties hereto.

18.3 Neither Party may assign, transfer or grant a security interest in, in whole or in part, either this Agreement or any of its rights or interests hereunder, or delegate, in whole or in part, any of its obligations hereunder, without the prior written approval of the other Party.

18.4 This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes any, written or oral, understandings, proposals, or representations by and between the Parties.

18.5 In the event that any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

18.6 The headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

18.7 This Agreement may be executed and delivered in separate counterparts, including by facsimile or other electronic transmission, each of which, when so executed and delivered, shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.

JSR:	Recipient:

JSR Corporation	BiomX Ltd.

Name: [***]	Name: [***]
Title: Representative Director and President	Title: Chief Executive Officer

[***]

Appendix D

Determination of Attributed Value or License Terms

[***]

Appendix E

[***]